QMES

January 15, 2018

Christopher J. Joyce

Re: QMES Offer of Employment Dear Chris:
On behalf of QMES, I am pleased to confirm our offer to you the position of General Counsel, reporting directly to me.

The key terms of this employment offer (contingent on successfully passing a background check) are as follows:

Base Salary and Annual Performance Bonus

As General Counsel, you shall be paid an annual Base Salary of $300,000 in accordance with QMES's standard payroll practices. In addition, you shall receive a monthly car allowance of $1,000 per month.

You will be eligible for an target Annual Performance Bonus of fifty percent (50%) of your base salary. The payment of the Annual Performance Bonus will be based on Company performance as determined by QMES at its sole discretion.

Eligibility for the Annual Performance Bonus is also conditioned on you being actively employed with QMES at the time of the Company's payout of the Annual Performance Bonus, which for the 2018 Annual Bonus, will be on or before March 31, 2019.

In addition, you will receive profits interest representing 0.5% in QMES above $100 million valuation. The effective date to be determined by the CEO of QMES.

Your Base Salary, Annual Performance Bonus, and all other payments to you from QMES, shall be subject to applicable tax withholding. When referring to an Annual time period, this shall mean the calendar year.

Breathing is our business.

Benefits

You are eligible to participate in QMES standard employee benefits plans and programs. Your participation in these plans is in accordance with the terms of those plans and programs as they may change from time to time.

The Health & Welfare Benefit Plans offered by QMES:

•Medical Insurance
•Dental Insurance
•Vision Insurance
•Basic Life/AD&D Insurance
•Voluntary Supplemental Life Insurance
•Voluntary Long Term Disability Insurance

As a new team member your eligibility date for the Health and Welfare Benefits will be February 1, 2018. You will receive detailed information on how to enroll in the benefit plans when you approach your eligibility date.

401(k) Program

A 401K Retirement Plan is also offered by QMES. As a new team member, you are eligible to participate in the 401K Retirement Plan on the first of the month following your first full month of employment. The company retains the discretion to modify the foregoing benefits at any time. You are always 100% vested in the contributions you choose to defer. Also, as a standard practice, we advise new team members the 401k Plan is dependent on passing IRS Discrimination Testing requirements.

Holidays/Vacation/Sick

In addition to six (6) Company Holidays, you will be entitled to 15 days of vacation per year in your first year of employment. You will begin accruing vacation hours the first of the month following your first full month of employment. Earned Vacation time is subject to an accrual cap. In addition, you will accrue one Personal Day and 2 Sick Days in your first year of employment. Sick Pay is to be used for your or a family member's illness or injury. Accrued but unused sick leave will not be paid upon termination of employment.

Severance. The Company agrees that if, following your commencement of employment with the Company pursuant to this letter, your employment is terminated by the Company without Cause, the Company shall pay you the following amounts:

(1)any accrued but unpaid Base Salary for services and accrued but unused PTO rendered to the date of termination;

(2)any accrued but unpaid expenses required to be reimbursed in accordance with Company policy; and

(3)continued payments to you, in the same periodic installments as your salary was paid, of an amount equal to the sum of your Base Salary and target Bonus as set forth under paragraph 5 above, until the first to occur of (a) the expiration of a period of twelve (12) months following termination by the Company, or (b) the date you accept another position as an employee, consultant or independent contractor, which payments will commence after any applicable revocation period in the release provided to you by the Company as described below.

In the event that you shall accept another position as an employee during the severance period set forth above, the Company shall be entitled to reduce the amount of the payments hereunder by an amount equal to the compensation paid to you for such period.

Chris, we are looking forward to having you join the QMES team. We have a high energy, committed leadership team with wonderful owners who care about our team members. We are in industry that, despite its challenges, has an increasing demand for our services. We have no doubt that when you join this team, it will be a great experience for you and one that yields rewards, both personally and professionally.

Sincerely,

Luke McGee

Chief Executive Officer, QMES

I agree to the terms outlined and accept this offer as General Counsel for QMES.

Signature:        /s/ Christopher J. Joyce

Printed Name:        Christopher J. Joyce

Date:            January 26, 2018